Exhibit 10.2

SEVERANCE COMPENSATION AGREEMENT

THIS AGREEMENT is made as of the 13th day of December, 2006, between CACI International Inc, a Delaware corporation headquartered at 1100 North Glebe Road, Arlington, Virginia, and Paul M. Cofoni (the “Executive”) residing at 7761 Indersham Drive, Falls Church, VA 22042. This Agreement constitutes an amended and restated understanding of the parties based on the application of Section 409A of the Internal Revenue Code and, as such, replaces the Severance Compensation Agreement between the parties. The provisions of this restatement are effective as of January 1, 2005.

W I T N E S S E T H:

WHEREAS, the Executive is employed by CACI International Inc and/or one or more of its wholly-owned subsidiaries (“the Company”), and the services of the Executive, his managerial experience, and his knowledge of the affairs of the Company are of great value to the Company;

WHEREAS, the Board of Directors of CACI International Inc has adopted a policy governing the obligations of the Company and its senior executives (known as the Top Management Team) in the event that the employment of any senior executive of the Company is terminated (the Senior Executive Severance Policy); and

WHEREAS, the Company and the Executive desire to apply the Senior Executive Severance Policy to the Executive through the mechanism of this Agreement;

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	The Company and the Executive agree that the Executive is employed on an at-will basis. Unless otherwise specifically provided in a written agreement signed by both the Company and the Executive, the parties understand that the Executive is employed for no fixed term or period, that either the Company or the Executive may terminate the Executive’s employment with the Company at any time with or without a reason, and that this Agreement creates no contract of employment between the Company and the Executive.

2.	The term of this Agreement shall be for the period from August 15, 2005 through June 30, 2006, and shall automatically renew itself from year-to-year thereafter, unless the Company provides to the Executive written notice of the Company’s intent to amend the Senior Executive Severance Policy and to apply the amended policy to the Executive. In the event the Company provides such notice to the Executive, this Agreement shall expire by its terms at the end of the full term year that begins on the next July 1 following the date such notice is received by the Executive.

3.	This agreement incorporates by reference the Employment Agreement between the Executive and the Company, a copy of which is attached hereto. In the event of an inconsistency between the Employment Agreement and this Severance Compensation Agreement, this Severance Compensation Agreement shall prevail.

4.	The Company shall have the right to terminate the Executive’s employment without payment of severance as provided below in the event of the Executive’s death, or on thirty (30) days written notice in the event that the Executive shall be unable, or shall fail, to perform all of the services required of his position with the Company as a result of any mental or physical incapacitating disability, to the extent that such inability or failure to perform required duties shall exist for any consecutive ninety (90) day period. “Disability” shall be as determined by the insurance company providing disability insurance coverage to the Executive at the Company’s expense. The Company’s right to terminate the Executive’s employment without payment of severance under this Paragraph shall not limit or reduce in anyway the Executive’s right to receive benefits under any disability insurance or plan maintained by the Company for the benefit of the Executive.

5.	The Executive shall have the right on thirty (30) days written notice to the Company to terminate his employment with the Company at any time on written notice to the Company indicating the Executive’s desire to retire or to resign from the Company’s employment.

6.	Except as provided in Paragraph 4 and 5, the Executive’s employment with the Company maybe terminated without payment of severance as provided below only in the event of a termination for cause as defined in this Paragraph. For the purposes of this Agreement, “Cause” shall be defined as gross negligence, willful misconduct, fraud, willful disregard of the CEO’s direction or breach of published Company policy. The Executive may be terminated for Cause only in accordance with a resolution duly adopted by an absolute majority of the Company’s Board of Directors finding that, in the good faith opinion of the Board of Directors, the Executive engaged in conduct justifying a termination for Cause as that term is defined above and specifying the particulars of the conduct motivating the Board’s decision to terminate the Executive. Such resolution may be adopted by the Board of Directors only after the Board has provided to the Executive (1) advance written notice of a meeting of the Board called for the purpose of determining Cause for termination of the Executive, (2) a statement setting forth the alleged grounds for termination, and (3) an opportunity for the Executive and, if the Executive so desires, the Executive’s counsel to be heard before the Board.

7.

Except in connection with a Change of Control Disposition as defined in Paragraph 14, if the Executive’s employment with the Company is terminated on or before August 15, 2007 for any reason other than those set forth in Paragraphs 4, 5 or 6 above, then the Company shall pay to the Executive an amount equal to one (1) year his current salary and one (1) year CACI executive health care subject to the terms and conditions of the then current Company health care plan provided to Executive Officer of the Company. Notwithstanding the foregoing, if the Executive accepts post-employment with another entity that provides healthcare, during the one (1) year period, the Company shall not provide the Executive with health care coverage. Except in connection with a Change of Control Disposition as defined in Paragraph 14, if the Executive’s employment with the Company is terminated after August 15, 2007 for any reason other than those set forth in Paragraphs 4, 5 and 6 above, than the Company shall pay to the Executive an amount equal to two (2) years of the Executive’s then base salary.

8.	If, following a Change of Control Disposition of the Company as defined below in Paragraph 14, Executive resigns for “Good Reason” as defined in this Paragraph or the Executive’s employment is terminated voluntarily within eighteen (18) months of the “Change of Control Disposition Date” as defined in Paragraph 14 for any reason other than the reasons set forth in Paragraphs 4, 5 or 6 above, then the Company shall pay to the Executive a one-time payment equal to eighteen (18) months of the Executive’s base salary which payment is conditioned on abiding by the terms of the Employee Agreement. “Good reason” for the Executive’s resignation shall mean the occurrence of any of the following circumstances without the Executive’s prior written consent:

(a)	A reduction in the Executive’s base salary as it existed on the day before the Change of Control Disposition Date;

(b)	A reduction in the benefits and/or incentive compensation payable to the Executive from the level applicable to the Executive on the day before the Change of Control Disposition Date;

(c)	You are no longer an Executive Officer of the Surviving Corporation as such term is defined by the Securities Exchange Act of 1933;

(d)	The assignment to the Executive of any duties inconsistent (except in the nature of a promotion) with the position that the Executive held on the day before the Change of Control Disposition Date or a substantial adverse alteration in the nature or status of the Executive’s position or responsibilities or the conditions of the Executive’s employment from those in effect on such date; and

(e)	A change in the geographic location of the Executive’s job more than fifty (50) miles from the place at which such job was based on the day before the Change of Control Disposition Date;

9.	At the time of termination of the Executive’s employment for any reason the Executive shall be paid all other compensation and benefits due to the Executive at the time of termination.

10.

The Executive may elect to receive the compensation payable in accordance with this Agreement in a lump sum or in equal payments at intervals no more often than semi-monthly, over a period of the Executive’s choice not to exceed six (6) months. If the Executive elects to receive payments over a period of up to six (6) months, any amount remaining unpaid as of December 15th of the calendar year in which the Executive’s termination of employment occurs shall be paid in a single lump sum on or before December 31st of such calendar year.

11.	The Agreement is intended to constitute a separation pay arrangement that does not provide for the deferral of compensation subject to Section 409A of the Code and, if any provision of the Agreement is subject to more than one interpretation or construction, such ambiguity shall be resolved in favor of that interpretation or construction which is consistent with the Agreement not being subject to the provisions of Section 409A. Notwithstanding the intent of this Agreement, if it is subsequently determined that Section 409A of the Code applies to all or any portion of the payments required under this Agreement, such payments shall only be made in connection with a separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code). Further, if the Executive is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, any payment which would otherwise be made within six (6) months following the date of the Executive’s separation from service shall not be made before the date which is six (6) months after the date of the Executive’s separation from service (or if earlier the date of death of the Executive). Any payment that is delayed in accordance with the forgoing sentence shall be made on the first business day following the expiration of such six (6) month period.

12.	The Executive shall not disclose, publish, or use for any purpose not directly related to the performance of the Executive’s duties for the Company, or permit anyone else to disclose, publish, or use any proprietary or confidential information or trade secrets of the Company at any time during or after his employment with the Company. This obligation shall continue so long as such information remains legally protectible as to persons receiving it in a confidential relationship. Executive agrees to return to the Company all proprietary material which he possesses on the date of termination of the Executive’s active employment with the Company.

13. A.	The Executive understands and agrees that this non-compete restriction is aimed at protecting CACI’s relationship with its current and prospective clients, as such clients are specifically named in written proposals, contracts and task orders (collectively, these are referred to as “CACI Clients”). The Executive understands and agrees that the definition of CACI Clients as used in this Agreement is intended to cover the specific program offices or activities which CACI pursues, or for which CACI performs work, within large governmental departments, such as the Department of the Navy or the Army, not the greater department in general.

B.	The Executive agrees that CACI may reasonably protect its relationships with CACI Clients by prohibiting the Executive from competing with CACI for work with: (i) any CACI Clients while the Executive is employed by CACI, and (ii) certain CACI Clients for a reasonable period of time following termination of the Executive’s CACI employment.

C.	During the Executive’s employment with CACI, the Executive will not directly or indirectly sell, market or otherwise provide goods or services to any CACI Clients in competition with CACI.

D.	For a period of two (2) years following termination of the Executive’s employment, the Executive will not directly or indirectly provide goods or services to CACI Clients when such goods or services are in competition with those goods or services (i) provided within the year prior to termination of the Executive’s employment under contract or task order, or (ii) offered pursuant to a formal or informal proposal, to CACI Clients by any CACI organizational unit for which the Executive worked or for which the Executive had responsibility within one (1) year prior to the termination of the Executive’s employment.

E.	During the Executive’s employment with CACI and for a period of two (2) years following termination of that employment, the Executive will not participate in competition for the award of any contract or task order for which any CACI organizational unit for which the Executive worked or for which the Executive had responsibility within one (1) year prior to the end of the Executive’s CACI employment is competing.

F.	During the Executive’s employment and for a period of two (2) years following termination of that employment, the Executive will not, directly or indirectly interfere with, disparage or damage, or attempt to interfere with, disparage or damage, the Company’s reputation, or any relationship between the Company or its affiliated or subsidiary companies and any other entity.

G.	The Executive agrees to maintain the confidentiality of any and all information concerning CACI and affiliate Companies, with respect to its business, operations, finances, employees or enterprise during the period of a year employment and for three (3) years after termination of such employment.

H.	The Executive agrees not to hire or solicit for hiring, directly or indirectly any person now or hereafter employed by, or providing services as a subcontractor or consultant to, CACI and its affiliate companies, for a period of two (2) years after termination of employment.

14.	By reason of the special and unique nature of the obligations hereunder, it is agreed that neither party hereto may assign any interests, rights or duties which the party may have in this Agreement without the prior written consent of the other party, except that upon any “Change of Control Disposition” of the Company through purchase, merger, consolidation, liquidation, the acquisition by any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) of beneficial ownership of twenty-five percent (25%) or more of the Company’s common stock, or sale of all or substantially all of the assets of the Company to another party whether or not the Company is the surviving corporation, this Agreement shall inure to the benefit of and be binding upon the Executive and the purchasing, surviving or resulting entity, company or corporation in the same manner and to the same extent as though such entity, company or corporation were the Company. The “Change of Control Disposition Date” shall be that calendar date on which the Change of Control Disposition event is consummated and legally binding upon the parties.

15.	Any controversy or claim arising out of or relating to this Agreement, or its breach by the Company shall be resolved by arbitration. This arbitration shall be held in Arlington, Virginia in accordance with the model employment arbitration procedures of the American Arbitration Association. Judgment upon award rendered by the arbitrator shall be binding upon both parties and may be entered and enforced in any court of competent jurisdiction.

16.	In consideration of any payment made to the Executive pursuant to this Agreement, the Executive, for himself, his heirs and legal representatives, releases and forever discharges the Company, its predecessors, successors, parent, subsidiary or affiliate companies, and all of their past, present or future directors, officers, employees or agents from any and all claims, demands, or causes of action, whether known or unknown, existing at the time of payment or arising subsequently thereto, arising out of or related to the Executive’s employment by the Company or the termination of that employment.

17.	This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia without regard to its principles of conflicts of laws.

18.	This Agreement constitutes the entire understanding and agreement between the Company and the Executive with regard to all matter herein. This Agreement may be amended only in writing, signed by both parties hereto.

IN WITNESS WHEREOF the parties have executed this Agreement to be effective the day and year first above written.

CACI International Inc		Paul M. Cofoni

By:	/s/	/s/
Arnold D. Morse

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